Exhibit 99.1

Legacy Education Inc. Reports Strong Q2 FY 2025 Growth with 29% Revenue Increase and Record Enrollment

Lancaster, California, February 13, 2025 (PR Newswire) — Legacy Education Inc. (NYSE American: LGCY), an award-winning, nationally accredited, for-profit post-secondary education company, today announced financial and operating results for the fiscal second quarter ended December 31, 2024.

Legacy Education Inc. will host a conference call to discuss its first quarter financial results on Thursday, February 13, 2025 at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at Q2 FY 2025 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. Toll-free dial-in number is 877-407-9785 and international dial-in number is +1-201-689-8843.

Second Quarter 2025 Financial Highlights

●	Revenue grew 29.2% to $13.6 million
●	New student starts increased 3.0%
●	EBITDA of $1.8 million and adjusted EBITDA of $1.9 million
●	Net income of $1.4 million
●	Diluted earnings per share of $0.10
●	Student population of 2,768 (including Contra Costa Medical Career College), a 44.8% increase from the second fiscal quarter of 2024

Six months ended December 31, 2024 Financial Highlights

●	Revenue grew 32.1% to $27.6 million
●	New student starts increased 16.2%
●	EBITDA of $4.5 million and adjusted EBITDA of $4.7 million
●	Net income of $3.5 million
●	Diluted earnings per share of $0.29

“While the second fiscal quarter reflected the seasonal trends we anticipated, we are energized by the strategic investments we’ve made in our team, facilities and programs. Additionally, our recent acquisition of Contra Costa, which closed on December 18, has been consolidated into our financial results for approximately two weeks of the second fiscal quarter. We anticipate the full financial impact of this strategic addition to be reflected in our upcoming quarterly reports. Finally, I’m thrilled to announce that we’ve reached a pivotal milestone in our growth strategy, having surpassed 3,000 enrolled students as of January 31, 2025 —a testament to our team’s dedication and the increasing value of our educational offerings. These efforts position us for long-term success, and I’m confident that the steps we’ve taken will drive significant value for our students, employees, and stakeholders in the quarters to come.” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education Inc. “With the addition of Contra Costa Medical Career College, we are well-positioned to meet the rising demand for skilled healthcare professionals. As we scale our programs and invest in innovation, we remain focused on delivering high-quality, career-focused education while maintaining financial discipline.”

QUARTER END FINANCIAL RESULTS

Quarter ended December 31, 2024 compared to December 31 , 2023

●	Revenue was approximately $13.6 million for the three months ended December 31, 2024 compared to approximately $10.5 million for the three months ended December 31, 2023, an increase of approximately $3.1 million, or approximately 29.2%. The increase is primarily due to a 44.8% increase in ending enrollment from 1,912 to 2,768 supported by a 3.0% increase in starts from 337 to 347 in the quarter compared to prior year as well as the acquisition of CCMCC adding 389 students.
●	Educational services expense was approximately $7.5 million for the three months ended December 31, 2024 compared to approximately $5.5 million for the three months ended December 31, 2023, an increase of approximately $1.9 million, or approximately 35.3%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments as well as increased rent and externship fees and public company costs and our investments in our RN program.
●	General and administrative expense was approximately $4.3 million for the three months ended December 31, 2024 compared to approximately $3.2 million for the three months ended December 31, 2023, an increase of approximately $1.1 million, or approximately 32.5%. The increase was primarily attributable to an increase in marketing expense, professional fees, bad debt expense and public company costs. Of the total general and administrative expense, $1.2 million and $1.0 million were related to marketing expense for the second quarter of fiscal 2025 and 2024, respectively.

YEAR TO DATE FINANCIAL RESULTS

Six Months December 31, 2024 compared to December 31 , 2023

●	Revenue was approximately $27.6 million for the six months ended December 31, 2024 compared to approximately $20.9 million for the six months ended December 31, 2023, an increase of approximately $6.7 million, or approximately 32.1%. The increase is primarily due to a 44.8% increase in ending enrollment from 1,912 to 2,768 supported by a 16.2% increase in starts from 964 to 1,120 in the quarter compared to prior year as well as the acquisition of CCMCC adding 389 students.
●	Educational services expense was approximately $14.7 million for the six months ended December 31, 2024 compared to approximately $11.3 million for the six months ended December 31, 2023, an increase of approximately $3.5 million, or approximately 30.4%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments as well as increased rent and externship fees and public company costs and our investments in our RN program.
●	General and administrative expense was approximately $8.3 million for the six months ended December 31, 2024 compared to approximately $6.4 million for the six months ended December 31, 2023, an increase of approximately $1.9 million, or approximately 29.2%. The increase was primarily attributable to an increase in marketing expense, professional fees, bad debt expense and public company costs. Of the total general and administrative expense, $2.3 million and $2.1 million were related to marketing expense for the first six months of fiscal 2025 and 2024, respectively.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2024	2023	2024	2023

REVENUE
Tuition and related income, net	$13,635,134	$10,551,297	$27,640,225	$20,918,231
OPERATING EXPENSES
Educational services	7,479,226	5,526,347	14,683,800	11,258,473
General and administrative	4,349,129	3,281,201	8,315,176	6,435,606
General and administrative - related party	43,147	42,000	124,200	84,000
Depreciation and amortization	105,839	63,303	186,980	121,162
Total costs and expenses	11,977,341	8,912,851	23,310,156	17,899,241
OPERATING INCOME	1,657,793	1,638,446	4,330,069	3,018,990
Interest expense	(28,318)	(35,269)	(57,668)	(63,535)
Interest income	295,522	178,575	556,418	321,709
Total other income	267,204	143,306	498,750	258,174
INCOME BEFORE INCOME TAXES	1,924,997	1,781,752	4,828,819	3,277,164
Income tax expense	(525,951)	(491,791)	(1,339,020)	(917,607)
Net income (loss)	$1,399,046	$1,289,961	$3,489,799	$2,359,557

Net income per share
Basic net income per share	$0.11	$0.14	$0.32	$0.25
Diluted net income per share	$0.10	$0.13	$0.29	$0.24
Basic weighted average shares outstanding	12,254,453	9,291,149	10,787,640	9,291,149
Diluted weighted average shares outstanding	13,417,823	9,691,149	11,951,010	9,691,149

Selected Consolidated Balance Sheet Data:	December 31, 2024
(unaudited)
Cash and cash equivalents	$16,869,726
Current assets	31,860,458
Working capital	18,926,980
Total assets	62,069,876
Current liabilities	12,933,478
Total stockholders’ equity	36,414,430

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with GAAP, Legacy Education furnishes certain adjusted non-GAAP supplemental information to our financial results regarding EBITDA and adjusted EBITDA. This reconciliation adjust the related GAAP financial measures to exclude operating income to adjust the impact of non cash compenation in the periods presented. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our prior and proposed acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”) and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended		Six Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net income	$1,399,046	$1,289,961	$3,489,799	$2,359,557
Interest expense (income), net	(267,204)	(143,306)	(498,750)	(258,174)
Provision for income taxes	525,951	491,791	1,339,020	917,607
Depreciation and amortization	105,839	63,303	186,980	121,162
EBITDA	1,763,632	1,701,749	4,517,049	3,140,152

Non cash compensation	109,157	0	176,188	0

Adjusted EBITDA	$1,872,789	$1,701,749	$4,693,237	$3,140,152

ABOUT LEGACY EDUCATION

Legacy Education (NYSE: LGCY) is an award-winning, nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, medical technicians, dental assisting, business administrative, and several others. The company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing it’s education footprint via organic enrollment growth, addition of new programs and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

FORWARD-LOOKING STATEMENTS

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates, expected use of proceeds, the Company’s operations and business strategy and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

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